Exhibit 17.1

October 31, 2017

Sichuan Leaders Petrochemical Company

3904 US Highway 301 North, Ellenton,

FL  34222

Dear Sir:

I hereby immediately resign as the Chief Executive Officer, Chief Financial Officer, President, Director and Chairman of the Board effective immediately.

Very truly yours,

/s/ Andy Fan
Andy FAN